Exhibit 99.1

     SANGAMO BIOSCIENCES FILES INVESTIGATIONAL NEW DRUG APPLICATION FOR ZFP
                    THERAPEUTIC TO TREAT DIABETIC NEUROPATHY

    RICHMOND, Calif., Jan. 10 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) announced today that it has submitted an investigational new drug application (IND) to the U.S. Food and Drug Administration (FDA) for SB-509, a novel therapeutic designed to protect and stimulate the regeneration of peripheral nerve function in diabetics suffering from peripheral neuropathy.

    "Our first IND filing is a major milestone for Sangamo and brings us closer to addressing a serious unmet medical need for the diabetic population," said Edward Lanphier, Sangamo's president and chief executive officer. "Currently, the only approved drugs being used treat the symptoms of diabetic neuropathy, there is nothing approved for therapy of peripheral nerve function. We believe that our ZPF Therapeutic, SB-509, may provide a new approach to treating this debilitating condition."

    SB-509 is an injectable formulation of plasmid DNA that encodes a zinc finger DNA-binding protein transcription factor (ZFP TF), designed to upregulate the vascular endothelial growth factor A (VEGF-A) gene. VEGF A has been demonstrated to have direct neuroproliferative, neuroregenerative and neuroprotective properties. In preclinical animal efficacy studies, SB-509 has proven effective in protecting motor and sensory nerve function in a diabetic model and in stimulating nerve regeneration.

    Pending FDA review of the IND, a multicenter Phase I/II human clinical trial is scheduled to begin in the first half of 2005. The single-blind, dose-escalation study is designed to evaluate clinical safety of SB-509 in diabetics with mild to moderate diabetic peripheral sensory motor neuropathy in the legs.

    "The Phase I/II trial is powered primarily to assess the safety and maximum tolerated dose of SB-509. However, the subjects enrolled in the study will be diabetics suffering from diabetic neuropathy," said Dale Ando, M.D., Sangamo's vice president, therapeutic development and chief medical officer. "In a single visit, SB-509 will be administered to subjects via injection into one leg and placebo administered into the contra-lateral limb. This will allow us to evaluate effects of SB-509 on neurologic symptoms and electrophysiologic nerve function in the treated versus the untreated limb compared to baseline. The study is a multi-center trial involving sites experienced in treating diabetic neuropathy and there is great interest by these centers in participating in the initial trial of this novel approach and compound."

    Diabetic Neuropathy
    Diabetic peripheral sensory motor neuropathy is one of the most frequent complications of diabetes. Symptoms include numbness, tingling sensations and pain particularly in the toes or feet. This is gradually replaced by loss of sensation and motor function as nerve damage progresses. Ulcers and sores may appear on numb areas of the foot because pressure or injury goes unnoticed. Despite adequate treatment, these areas of trauma frequently become infected

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and this infection may spread to the bone, necessitating amputation of the leg or foot. More than 60% of non-traumatic lower-limb amputations in the United States occur among people with diabetes. In the period from 2000 to 2001 this translated to approximately 82,000 amputations. The American Diabetes Association estimates that there are approximately 18.3 million people with diabetes in the United States and that of those about 60% to 70% have mild to severe forms of neuropathy. According to the CDC, diabetes is becoming more common in the United States. From 1980 through 2002, the number of Americans with diabetes more than doubled.

    About Sangamo
    Sangamo BioSciences, Inc is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The company's most advanced therapeutic development program, currently in a Phase I clinical trial, involves the use of transcription factors for the treatment of peripheral artery disease. Other therapeutic development programs are focused on ischemic heart disease, congestive heart failure, cancer, neuropathic pain, and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP-Nucleases (ZFNs) for therapeutic gene modification as a treatment and possible cure for a variety of monogenic diseases such as sickle cell anemia and for infectious diseases such as HIV. For more information about Sangamo, visit the company's web site at www.sangamo.com or www.expressinglife.com

    This press release contains forward-looking statements regarding Sangamo's current expectations. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include the early stage of SB-509's development, uncertainties related to the timing of initiation and completion of clinical trials, and whether clinical trial results will validate and support the safety and efficacy of SB-509. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environments. These risks and uncertainties are described more fully in the company's' Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

SOURCE  Sangamo BioSciences, Inc.
    -0-                             01/10/2005
    /CONTACT: Elizabeth Wolffe, Ph.D. of Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271, or ewolffe@sangamo.com; or media, Kathy Nugent, +1-212-213-0006, or investors, John Cummings, +1-415-352-6262, both of Burns McClellan, Inc., for Sangamo BioSciences, Inc./
    /Web site:  http://www.sangamo.com /
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